Exhibit 99.1

Trovagene and US Oncology Research Collaborate on a Prospective Study for Urine-based KRAS Testing in Patients with Metastatic Pancreatic Cancer

SAN DIEGO, CALIF. and THE WOODLANDS, TEXAS — January 6, 2014 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, and US Oncology Research, one of the largest community-based research programs in the United States, announced today that they have entered into a Clinical Study Agreement to examine the utility of quantitative urine-based KRAS mutation detection and monitoring in pancreatic cancer patients. US Oncology Research draws from a network of experienced investigators and clinical staff who specialize in Phase I through Phase IV oncology clinical trials. In addition to the 11 US Oncology Research affiliated community cancer care sites participating in this study, academic research institutions that specialize in oncology have also elected to participate.

Metastatic pancreatic cancer is frequently associated with KRAS gene mutations. The primary purpose of the collaborative study is to determine whether KRAS mutations can be evaluated in urine to monitor treatment response in patients that test either positive or negative for the tumor marker CA19-9. CT scans and CA19-9 blood levels are currently the only two methods available to clinicians to monitor metastatic pancreatic cancer tumor burden and response to therapy. However, approximately 11%-17% of patients will not display elevated CA 19-9, even with high tumor load. For patients that test negative for CA19-9, Trovagene’s method to follow disease status could be distinctly beneficial. Patient enrollment is expected to begin in the first quarter of 2014, and up to 45 patients are expected to participate in the collaborative study.

“We desperately need new ways to follow our patients with pancreatic cancer, particularly those without any other markers,” stated Dr. Daniel Von Hoff, Medical Director of Research and Scientific Medical Officer, McKesson Specialty Health and The US Oncology Network. “It is important for our US Oncology Research team to be testing this new approach.”

The prospective study supports Trovagene’s core objective to demonstrate the clinical value of its proprietary cell-free DNA platform for the detection and monitoring of oncogene mutations in urine. In addition to other clinical studies evaluating Trovagene’s novel molecular diagnostics, the US Oncology Research collaboration is the first multi-site study sponsored by Trovagene.

“We are pleased to be collaborating with US Oncology Research and its network of community cancer care sites. The study is designed to provide comprehensive qualitative and quantitative clinical results for our multiplexed KRAS NGS assay, and is an important part of our strategic objective to integrate the use of our proprietary technology in clinical practice,” stated Antonius Schuh, Ph.D., President and CEO of Trovagene. “We believe that near real-time detection and monitoring of KRAS mutations in metastatic cancer patients have potential to improve patient outcomes and impact the standard of care for cancer monitoring”.

About Pancreatic Cancer

Pancreatic cancer is considered to be one of the most deadly cancers due to its aggressive nature and advanced stage at diagnosis. The American Cancer Society estimates that in 2013, 44,220 people in the United States will be diagnosed with pancreatic cancer and about 38,460 will die from the disease. An estimated 80 percent of pancreatic cancer patients have unresectable or metastatic disease, and upwards to 95 percent of pancreatic cancers are thought to have KRAS mutations. Based on these statistics, the need for an accurate, cost-effective test to quantify and monitor KRAS mutational status is high.

About US Oncology Research

Supported by McKesson Specialty Health and The US Oncology Network, US Oncology Research draws from a network of experienced investigators and dedicated clinical staff who specialize in Phase I through Phase IV oncology clinical trials. US Oncology Research serves more than 80 research sites and 225 locations managing about 225 active trials at any given time. Physicians in the research network have enrolled more than 56,000 patients in nearly 1,300 trials since inception in 1992 and have played a role in 47 FDA-approved cancer therapies. For more information call (800) 482-6700 or visit www.usoncology.com/oncologists.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its patented technology for the detection of cell-free DNA and RNA, short nucleic acid fragments, originating from normal and diseased cell death that can be isolated and detected from urine. Trovagene has a strong intellectual property asset as it relates to cell-free DNA and RNA testing in urine. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or fourth party payer reimbursement;

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limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission.

Contact

Trovagene, Inc.	US Oncology Research
Investor Relations	Public Relations
Amy Caterina	Claire Crye
Trovagene, Inc.	US Oncology Research
858-952-7593	281-825-9927
acaterina@trovagene.com	claire.crye@usoncology.com

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